Exhibit 99.1

January 4th, 2017

Fellow CTG Shareholders,

On behalf of your Board of Directors, we are writing to provide an update on CTG’s progress since Bud Crumlish’s appointment as CEO in July, to review our three year plan and to share recent operational progress. The Board is committed to enhanced value to our fellow shareholders and actions have been taken to turn around recent performance.

F	or more than 50 years, CTG’s unique value proposition has been — and continues to be — making technology work for both our new and long-standing clients, maximizing the value they achieve from recently implemented and legacy systems, enabling IT to operate more effectively and efficiently, and filling skills gaps to allow our clients to focus on their most critical projects. It is with this value proposition in mind that we refreshed half of the Board by appointing three new directors to the current six-member Board since November 2015. These new directors bring critical operational, IT management, financial risk management and capital markets experience to the company.

Our vision —to remain the most reliable IT services provider and absolute commitment to customer satisfaction — is at the heart of the Company’s three-year strategic plan. With this positioning in mind and the need for a turnaround, we refreshed governance, approved a new strategic plan and began executing important operational changes. The strategic plan was methodically developed with close oversight from the Board. We are strongly supportive of this plan and firmly believe that we can achieve the following performance objectives by year-end 2019:

•	Compounded organic annual revenue growth of approximately 7%, with revenues exceeding $400 million;

•	Operating margin to improve significantly in the range of 3%-3.5%; and

•	GAAP net income to increase meaningfully in the range of $0.45-$0.55 per share.

There is still much work to do and some of the specific elements of the plan are still evolving. We are confident that our focus on profitable growth through expansion of our customer base and continued cost containment will accelerate CTG’s turnaround and help the Company overcome a challenging environment. From time to time, unforeseen mandates or business cycles, such as the implementation of electronic health record (EHR) applications supported by government subsidies, can significantly drive revenue and profit for a limited period of time. Our three year plan is focused on incremental organic growth without reliance on mandates or government subsidies. Of course, we will continually take advantage of future outsized opportunities as they arise.

In fact, we believe our efforts to date are beginning to show results, with preliminary fourth quarter revenue and profit results that look to be in line with or even slightly better than our previous guidance.

Since July, CTG has:

Strengthened Leadership and Sales Teams Across the Organization. In addition to elevating Bud to CEO, we hired new personnel and made promotions to broaden the depth and breadth of our management team across the organization. We also added a number of account executives over the past four months focused on expanding our customer base and driving new business.

Expanded and Reorganized Recruiting and Delivery Capabilities. We completed the implementation and staffing of our recently launched offshore recruiting and sourcing center in Hyderabad, India. We also reorganized our U.S. recruiting function. We brought in new highly experienced leadership, intent on achieving the goal of increasing order fulfillment, reducing cost to serve our clients, and creating a consistent, reliable and scalable recruiting organization that CTG is taking to market. This fulfillment capability significantly increases our available recruiting capacity for both the U.S. and Europe, and today we are actively providing 24/7 support to improve response time to clients.

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Imposed Disciplined Cost Management. Since July, we have taken numerous actions to reduce costs and mitigate the impact on profitability from a lower revenue base. These measures included reducing headcount in account management, recruiting and administrative support, while simultaneously ensuring that we did not impair our sales and business development efforts aimed at generating sales and customer growth.

Authorized a New Share Repurchase Program. In November, the Board of Directors authorized the Company to repurchase up to $10 million of its outstanding shares over the next two years. We believe the opportunistic repurchase of CTG shares at the current valuation is an optimal use of the Company’s capital resources and demonstrates the Company’s commitment to maximizing shareholder value.

W	ith this foundation in place, we continue to be intently focused on growing the business and improving profitability in all lines of business. We are deploying highly experienced and highly trained sales executives to cross-sell our service offerings throughout the organization and at the same time we are stringently containing costs. We are confident that these actions will better monetize the pipeline we are currently seeing.

Specific elements of our three-year strategic plan include:

Shifting Healthcare Solutions to New Opportunities. As mentioned above, over the past six years the Company experienced higher demand for our EHR implementation services due to the Federal funding and mandate of EHR applications. As much of this work is completed we are actively working to expand our higher margin Optimization and Performance Improvement solutions, our Application Management and our Service Desk offerings as market research confirms these services are currently in demand by health systems. Differentiation for healthcare solutions includes reliability as well as subject matter expertise. In addition, we continue to assist clients with EHR implementations while emphasizing our focus on growing revenue in our healthcare staffing business.

Increasing the Revenue and Margin in Staffing. CTG’s long-standing relationships with its staffing customers position us well to grow share in both large and mid-market segments, focusing our newly added account executives on opportunities where higher margins can be attained. Furthermore, we are pursuing fee-based permanent placement opportunities which broaden our portfolio of services to staffing and healthcare clients to help drive improving margins. Large Fortune 500 companies are increasingly retaining managed service providers (MSP) to interface with staffing vendors, which effectively creates a new sales channel. Due to our excellent performance supporting these large companies with technical resources via these MSPs, the MSP’s are in turn introducing us to their client base. This adds value to the MSP in the eyes of their clients while adding value to CTG’s client portfolio in both revenue and profitability. As discussed above, we have reorganized our recruiting and fulfillment capabilities providing us the capacity for new business.

Growing Europe. Our European operations continue to grow on a local currency basis while increasing market share, which we expect to continue in the future. CTG Europe is well-regarded in financial services, government, telecommunications and healthcare verticals especially in Luxemburg and Belgium. Recent new business wins include the European Ministries and two prominent telecom services providers as well as several EHR implementations for Belgian hospitals. Our objectives include leveraging our multilingual capabilities for regional expansion; cross-selling application solutions, testing and IT services management; and monitoring and capturing post-Brexit opportunities for IT technology changes and enhancements.

Expanding Existing Solutions Across Multiple Lines of Business. We continually develop solutions in support of our clients for specific industries across all lines of business. We have consolidated, organized, and created a governance framework for these solutions to ensure our sales and delivery teams are fully trained to cross-sell and deliver multiple solutions to an expanded customer base enhancing our competitive position while driving revenue and margin.

Lowering our Cost Structure. Given our realignment of costs in the U.S., and in conjunction with our India operation, we do not expect the need for significant incremental fixed costs going forward, thereby creating operating leverage as we grow revenue in the future.

ONE CTG. The success of these individual features as well as our broader plan depends largely on a single fundamental element —execution. In support of this philosophy, we recently launched the new and overarching ONE CTG program. This company-wide framework encourages pervasive collaboration across the organization and expansion of our existing staffing and solutions offerings. Beginning in 2017, ONE CTG will affect every area of our business by increasing the total value we provide to clients, and ultimately by providing CTG with the benefits of greater reach, staffing utilization, accountability and profitability.

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We are confident about the future growth for CTG based on the opportunities we see in the market combined with our solution and staffing capabilities supported by our talented and motivated employees. Our personal commitment is the foundation to ensure that we will meet or exceed both our revenue and profit goals that we have set for ourselves.

We would like to take this opportunity to thank shareholders, customers, employees and partners for your continued support of CTG. We look forward to providing you with an update on our progress when we report our fourth quarter and full year 2016 financial results in late February.

Best wishes for a happy and healthy new year!

Sincerely,

Arthur (Bud) W. Crumlish	Dan Sullivan
President and Chief Executive Officer	Chairman of the Board

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Safe Harbor Statement

This letter contains certain forward-looking statements concerning the Company’s current expectations as to future growth, financial outlook, business strategy and expectations for the next three years, a share repurchase program, and statements related to cost control, new business opportunities, financial performance, market demand, the announced ONE CTG program, and other attributes of the Company. There is no assurance that the programs described in this letter will be successfully implemented or meet expectations. These statements are based upon the Company’s expectations and assumptions, a review of industry reports, current business conditions in the areas where the Company does business, feedback from existing and potential new customers, a review of current and proposed legislation and governmental regulations that may affect the Company and/or its customers, and other future events or circumstances. Actual results could differ materially from the outlook guidance, expectations, and other forward-looking statements as a result of a number of factors, including among others, the Company’s inability to purchase shares under our share repurchase program due to changes in stock prices and other conditions, the availability to the Company of qualified professional staff, domestic and foreign industry competition for customers and talent, increased bargaining power of large customers, the Company’s ability to protect confidential client data, the partial or complete loss of the revenue the Company generates from International Business Machines Corporation (IBM) and/or SDI International (SDI), the uncertainty of customers’ implementations of cost reduction projects, the effect of healthcare reform and initiatives, the mix of work between staffing and solutions, currency exchange risks, risks associated with operating in foreign jurisdictions, renegotiations, nullification, or breaches of contracts with customers, vendors, subcontractors or other parties, the change in valuation of recorded goodwill or capitalized software balances, the impact of current and future laws and government regulation, as well as repeal or modification of such, affecting the information technology (IT) solutions and staffing industry, taxes and the Company’s operations in particular, industry and economic conditions, including fluctuations in demand for IT services, consolidation among the Company’s competitors or customers, the need to supplement or change our IT services in response to new offerings in the industry or changes in customer requirements for IT products and solutions and other factors that involve risk and uncertainty including those listed in the Company’s reports filed with the Securities and Exchange Commission as of the date of this document. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2015 Form 10-K and other reports filed from time to time with the Securities and Exchange Commission, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this letter.

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